Exhibit 21

                  Subsidiaries of BestNet Communications Corp.

                           Subsidiaries of Registrant

                                                              Percent of
                                                              ----------
                               State of Incorporation     Ownership of BestNet
                               ----------------------     --------------------
       Subsidiary                 or Jurisdiction         Communications Corp.
       ----------                 ---------------         --------------------
International Environment
Corporation                           Delaware                  100%

Interpretel (Canada) Inc.       Province of Ontario             100%

Interpretel, Inc.                     Arizona                   100%

Telplex International                 Arizona                   100%